Exhibit 10.1
MARATHON OIL CORPORATION
2012 INCENTIVE COMPENSATION PLAN
NONQUALIFIED STOCK OPTION AWARD AGREEMENT

[GRANT DATE]

Initial CEO Option Grant

Pursuant to this Award Agreement, MARATHON OIL CORPORATION (the “Corporation”) hereby grants to Lee Tillman (the “Optionee”), an employee of the Corporation or a Subsidiary, on [DATE] (the “Grant Date”), a right (the “Option”) to purchase from the Corporation [NUMBER] shares of Common Stock of the Corporation at a grant price of $[PRICE] per share (the “Grant Price”), pursuant to the Marathon Oil Corporation 2012 Incentive Compensation Plan (the “Plan”), with such number of shares and such price per share being subject to adjustment as provided in Section 13 of the Plan, and further subject to the following terms and conditions:

1.    Relationship to the Plan. This Option is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as defined herein (including in Sections 12 and 13 of this Award Agreement), capitalized terms shall have the same meanings ascribed to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Optionee also include the heirs or other legal representatives of the Optionee.

2.    Exercise and Vesting Schedule.

(a)    This Option shall become exercisable in three cumulative annual installments, as follows:

(i) one-third of the Option Shares shall become exercisable on the first anniversary of the Grant Date;

(ii) an additional one-third of the Option Shares shall become exercisable on the second anniversary of the Grant Date; and

(iii) the remaining one-third of the Option Shares shall become exercisable on the third anniversary of the Grant Date;

provided, however, that the Optionee must be in continuous Employment from the Grant Date through the date of exercisability of each installment in order for the Option to become exercisable with respect to additional shares of Common Stock on such date. If the Employment of the Optionee is terminated for any reason other than death or Retirement, any Option Shares that are not exercisable as of the date of such termination of Employment shall be forfeited to the Corporation.

(b)    This Option shall become fully exercisable, irrespective of the limitations set forth in subsection (a) above, upon:

(i)     termination of the Optionee’s Employment due to death;

(ii)     termination of the Optionee’s Employment due to Retirement;

(iii)     a Change in Control of the Corporation, provided that as of such Change in Control the Optionee had been in continuous Employment since the Grant Date; or

(iv)    the Optionee’s termination of his Employment for Good Reason or the Corporation’s independent and unilateral termination of the Optionee’s Employment without Cause (other than due to the Optionee’s implicit or explicit request) where the Optionee was willing and able to continue his Employment.

3.    Expiration of Option.

(a)    Expiration of Option Period. The Option Period shall be a period of ten years beginning on the Grant Date. The Option shall expire at the end of the Option Period or upon such earlier date as provided in subsection (b) or subsection (c) below.

(b)    Termination of Employment Due to Death or Retirement. If Employment of the Optionee is terminated due to death or Retirement, the Option shall expire upon the earlier of (i) five years following the date of termination of Employment or (ii) expiration of the Option Period. The death of the Optionee following Retirement, but prior to the expiration of the Option, shall have no effect on the expiration of the Option.

(c)    Termination of Employment by the Corporation for Cause or Due to Resignation Other Than for Good Reason. If Employment of the Optionee is terminated by the Corporation or any of its Subsidiaries for Cause or due to voluntary resignation by the Optionee other than resignation for Good Reason, the Option shall expire upon the termination of Employment.

(d)    Termination of Employment by the Corporation Other Than For Cause or by the Optionee for Good Reason. If Employment of the Optionee is terminated by the Corporation or any of its Subsidiaries for any reason other than Cause (other than due to the Optionee’s implicit or explicit request) where the Optionee was willing and able to continue his Employment, the Option shall remain exercisable throughout the Option Period. If Employment of the Optionee is terminated by the Optionee for Good Reason, the Option shall remain exercisable throughout the Option Period.

(e)    Termination of Employment Following or in Connection with a Change in Control. If Employment of the Optionee is terminated following a Change in Control or in connection with a Change in Control, and, as a result, the Optionee is eligible for severance benefits under a Change in Control Agreement, the Option shall remain exercisable throughout the Option Period.

4.    Employment with a Competitor. Notwithstanding anything herein to the contrary, in the event the Committee, the Chief Executive Officer, or an authorized officer determines that the Optionee has accepted or intends to accept employment with a competitor of any business unit of the Corporation, the Committee, the Chief Executive Officer, or the authorized officer may cancel the Option by written notice to the Optionee; provided, however that this Section 4 shall not apply following a Change in Control.

5.    Forfeiture or Repayment Resulting from Forfeiture Event.

(a)    Forfeiture of Unexercised Option. If a Forfeiture Event occurs during the Optionee’s Employment or within three years following Optionee’s termination of Employment, the Committee may, but is not obligated to, cause all or any portion of the Option granted under this Award Agreement to be forfeited.

(b)    Repayment of Spread on Exercised Option. If a Forfeiture Event occurs during the Optionee’s Employment or within three years following Optionee’s termination of Employment, the Committee may, but is not obligated to, require the Optionee to pay to the Corporation an amount in cash up to (but not in excess of) the difference between the Grant Price and market price of the Option on the date of exercise with respect to any shares for which the Option has been exercised (the “Forfeited Spread Amount”). Any Forfeited Spread Amount shall be paid by the Optionee within sixty (60) days of receipt from the Corporation of written notice requiring payment of such Forfeited Spread Amount.

(c)     Application of Forfeiture Provisions. This Section 5 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Corporation with rights in addition to any other remedy which may exist in law or in equity. This Section 5 shall not apply to the Optionee following the effective time of a Change in Control.

6.    Exercise of Option. Subject to the limitations set forth herein and in the Plan, this Option may be exercised in whole or in part by providing notice to the Committee or its designated representative of the number of Option Shares to be exercised. Such notice shall be accompanied by payment of the Grant Price of such Option Shares in cash or, at the election of the Optionee, in shares of Common Stock or any combination thereof. For purposes of determining the amount, if any, of the purchase price satisfied by payment in Common Stock, such Common Stock shall be valued at its Fair Market Value on the date of exercise. Upon receipt of the purchase price, the Corporation or its designated representative shall issue or cause to be issued to the Optionee a number of shares of Common Stock equal to the number of Option Shares then exercised.

7.    Taxes. The Corporation or its designated representative shall have the right to withhold applicable taxes from the shares of Common Stock otherwise payable to the Optionee upon exercise of the Option or from compensation otherwise payable to the Optionee at the time of exercise pursuant to Section 10 of the Plan.

8.    Shareholder Rights. The Optionee shall have no rights of a shareholder with respect to the Option Shares unless and until such time as the Option has been exercised and shares of Common Stock have been issued to the Optionee in conjunction with the exercise of the Option.

9.    Nonassignability. During the Optionee’s lifetime, the Option may be exercised only by the Optionee or by the Optionee’s guardian or legal representative. Upon the Optionee’s death, the Option shall be transferred to the Optionee’s estate. Otherwise, the Optionee may not sell, transfer, assign, pledge or otherwise encumber any portion of the Option, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Option shall have no effect.

10.    No Employment Guaranteed. Nothing in this Award Agreement shall give the Optionee any rights to (or impose any obligations for) continued Employment by the Corporation or any Affiliate thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Optionee.

11.    Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Optionee, adversely affect the rights of the Optionee hereunder.

12.    Data Privacy. By accepting the Option subject to the terms of this Award Agreement, the Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data, including but not limited to items of data described in this document, by and among Marathon Oil Corporation and its Subsidiaries and affiliates, including the Optionee’s employer, (collectively referred to as “Marathon Oil” in this Section 12) for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands and acknowledges that Marathon Oil holds certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Marathon Oil, details of all grants or any other entitlement to shares of stock awarded, canceled, forfeited, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (which information is collectively referred to as “Data” for purposes of this Section 12). The Optionee understands and agrees that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee’s country of citizenship, country of residence or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country of citizenship or country of residence. The Optionee, by acceptance of the Option subject to the terms of this Award Agreement, authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any shares of stock acquired upon exercise or settlement of the grant.

13.    Definitions. For purposes of this Award Agreement:

“Cause” means (i) the willful and continued failure by the Optionee to substantially perform the Optionee’s duties with the Corporation (other than any such failure resulting from termination of Employment by the Optionee for Good Reason or any such failure resulting from the Optionee’s incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Optionee that specifically identifies the manner in which the Corporation believes that the Optionee has not substantially performed his duties, and the Optionee has failed to resume substantial performance of his duties on a continuous basis within fourteen (14) days of receiving such demand, (ii) the willful engaging by the Optionee in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise or (iii) the Optionee’s conviction of a felony or conviction of a misdemeanor which impairs the Optionee’s ability substantially to perform his or her duties with the Corporation. For purposes of Cause, no act, or failure to act, on the Optionee’s part shall be deemed “willful” unless done, or omitted to be done, by the Optionee not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation.

“Change in Control,” means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

(i)    any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Corporation or its affiliates) representing twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding voting securities; provided, however, that for purposes of this Plan the term “Person” shall not include (A) the Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (iii) below);

(ii)    the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest including but not limited to a consent solicitation, relating to the election of Directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

(iii)    there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation, other than a merger or consolidation (an “Excluded Transaction”) which would result in the holders of the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or any parent thereof) at least 50% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation, or there is consummated the sale or other disposition of all or substantially all of the Corporation’s assets.

Notwithstanding any other provision to the contrary, in no event shall the transfer of ownership interests in the Corporation in and of itself constitute a Change in Control under this Award Agreement.

“Change in Control Agreement” means any plan, program, agreement, or arrangement under which the Corporation or a Subsidiary agrees to provide benefits to the Optionee in the event he or she is terminated following a Change in Control or in connection with a Change in Control, as applicable to the Optionee at the relevant time.

“Employment” means employment with the Corporation or any of its Subsidiaries. For purposes of this Option, Employment shall also include any period of time during which the Optionee is on Disability status.

“Forfeiture Event” means the occurrence of at least one of the following (a) the Corporation is required, pursuant to a determination made by the Securities and Exchange Commission or by the Audit and Finance Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Corporation with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Committee determines that (1) the Optionee knowingly engaged in the misconduct, (2) the Optionee was grossly negligent with respect to such misconduct, or (3) the Optionee knowingly or grossly negligently failed to prevent the misconduct, or (b) the Committee concludes that the Optionee engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Corporation.

“Good Reason” means the occurrence, without the Optionee’s express written consent, of any one or more of the following:

(i)
the assignment to the Optionee of duties materially inconsistent with his position as President & Chief Executive Officer or a material diminution in the Optionee’s authority, duties, status or responsibilities, including a requirement that the Optionee report to a corporate officer or employee instead of reporting directly to the Board;

(ii)	a material diminution by the Corporation in the Optionee’s rate of base salary;

(iii)
a material change in the geographic location at which the Optionee must perform services, specifically including the Corporation’s requirement that the Optionee to be based at a location in excess of fifty (50) miles from the location where the Optionee was based on the Grant Date; or

(iv)
a material diminution by the Corporation in the Optionee’s total compensation opportunity, including a material diminution resulting from the Optionee’s exclusion from or reduced participation in any of the Corporation’s employee benefit, incentive compensation, bonus, stock option and stock award plans, programs, policies, practices or arrangements in which officers of the Corporation participate, provided that no material diminution in the Optionee’s total compensation opportunity will be deemed to occur as long as the Optionee participates in such plans, programs, practices, policies or arrangements on the same level at which other corporate officers participate in such plans, programs, practices, policies or arrangements.

Notwithstanding the foregoing, Good Reason shall not exist unless (a) the Optionee provides notice to the Corporation of the existence of the condition or occurrence of the action that he believes constitutes Good Reason within ninety (90) days of the initial existence of the condition or occurrence of the action, (b) upon receipt of such notice, the Corporation has a period of forty-five (45) days during which it may remedy the condition or reverse or change the action that the Optionee believes constitutes Good Reason, (c) the Corporation does not remedy the condition or reverse or change the action within such forty-five (45) day cure period, and (d) the Optionee actually terminates his Employment within two years of the initial existence of the condition or occurrence of the action that constitutes Good Reason. The Optionee’s continued Employment shall not constitute consent to, or a waiver of rights with respect to, any condition or occurrence constituting Good Reason hereunder.

“Option Period” means the period commencing upon the Optionee’s receipt of this Award Agreement and ending on the date on which the Option expires pursuant to Section 3.

“Option Shares” means the shares of Common Stock covered by this Option.